Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS

FIRST QUARTER 2017 FINANCIAL RESULTS

Englewood, Colorado, May 9, 2017 - Liberty Interactive Corporation ("Liberty Interactive") (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) today reported first quarter 2017 results.  Highlights include(1):

Attributed to QVC Group

•	QVC consolidated revenue down 2% to $2.0 billion
•	QVC US revenue down 3%, operating income flat and adjusted OIBDA(2) grew 3%
•	Adjusted OIBDA margin(2) expanded 130 basis points
•	QVC International grew constant currency(3) revenue 2%, operating income 20% and adjusted OIBDA 15%
•	Local currency sales gains in all consolidated international markets except UK
•	QVC consolidated mobile penetration was 62% of QVC.com orders, a 560 basis point increase
•	QVC US mobile penetration was 61% of QVC.com orders, a 520 basis point increase
•	QVC Group to become asset-backed stock following proposed acquisition and reorganization, described below

Attributed to Liberty Ventures Group

•	Liberty Interactive agreed to acquire General Communication, Inc. (“GCI”), largest Alaskan communications provider
•	Certain Liberty Ventures Group assets and liabilities to be contributed to GCI; Liberty Interactive to effect tax-free separation of controlling interest in combined company named GCI Liberty
•	Transaction expected to close in the first quarter of 2018

 “We were thrilled to announce the planned acquisition of General Communication and subsequent split-off of Liberty Ventures, which will create two asset-backed stocks:  QVC Group and GCI Liberty,” said Greg Maffei, Liberty Interactive President and CEO.  “This will create real value for all shareholders and provide greater flexibility for both companies going forward.  QVC posted tangible improvement in Q1 as US revenue declines mitigated and adjusted OIBDA margin expanded.”

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2017 to the same period in 2016. Please note that the three months ended March 31, 2016 include one extra day due to the leap year, which fell on a Saturday, compared to the three months ended March 31, 2017.

QVC GROUP  – Approximately $8 million of corporate level selling, general and administrative expense (“SG&A”) (including stock-based compensation expense) was allocated to QVC Group in the first quarter of 2017.

QVC

“We are proud the US team delivered significant improvement in our sales trend,” said QVC President and CEO Mike George. “While we recognize further gains are needed, our first quarter results show tremendous progress from the second half of 2016. Our International business continued to generate strong results and we are very pleased with our outstanding margin gains in both segments.”

The following table provides QVC’s consolidated financial and operating results for the first quarter of 2017. US Dollar denominated results were unfavorably impacted by exchange rate fluctuations in the first quarter. The Dollar strengthened versus the British Pound and Euro 14% and 3%, respectively, and weakened against the Japanese Yen 1%. The following table also provides a comparison of the year over year percentage change in QVC’s results in constant currency(3) (where applicable) to the comparable figures calculated in accordance with GAAP for the three months ended March 31, 2017.

(amounts in millions unless otherwise noted)	1Q16	1Q17	% Change		% Change Constant Currency(3)
QVC - Consolidated
Financial Metrics
Revenue	$2,013	$1,965	(2)%		(1)%
Operating Income	$261	$271	4%		5%
Operating Income Margin (%)	13.0%	13.8%	80	bps
Adjusted OIBDA	$415	$434	5%		6%
Adjusted OIBDA Margin (%)	20.6%	22.1%	150	bps
Operating Metrics
eCommerce Revenue	$895	$943	5%		5%
eCommerce % of Total Revenue	44.5%	48.0%	350	bps
Mobile % of eCommerce Revenue(1)	56.6%	62.2%	560	bps
LTM Total Customers(2)	12.7	12.7	-%

(1)	Based on gross US Dollar orders.
(2)	LTM: Last twelve months.
(3)	For a definition of constant currency financial metrics, see the accompanying schedules.

The following table provides QVC US’s financial and operating results for the first quarter of 2017.

(amounts in millions unless otherwise noted)	1Q16	1Q17	% Change
QVC - US
Financial Metrics
Revenue	$1,407	$1,370	(3)%
Gross Margin	36.0%	36.2%	20	bps
Operating Income	$201	$202	-%
Operating Income Margin (%)	14.3%	14.7%	40	bps
Adjusted OIBDA	$326	$336	3%
Adjusted OIBDA Margin (%)	23.2%	24.5%	130	bps
Operating Metrics
Average Selling Price	$60.03	$57.14	(5)%
Units Sold			1%
Return Rate(1)	18.5%	17.4%	(110)	bps
eCommerce Revenue	$698	$733	5%
eCommerce % of Total Revenue	49.6%	53.5%	390	bps
Mobile % of eCommerce Revenue(2)	55.9%	61.1%	520	bps
LTM Total Customers(3)	8.2	8.1	(1)%

(1)	Measured as returned sales over gross shipped sales.
(2)	Based on gross US Dollar orders.
(3)	LTM: Last twelve months.

QVC US experienced year over year declines in the home, jewelry, electronics and accessories categories, which were partially offset by gains in apparel and beauty. Increases in operating income margin and adjusted OIBDA margin primarily reflect lower fixed costs, higher product margins, higher credit card income and customer service efficiencies.

The following table provides QVC International’s financial and operating results for the first quarter of 2017, including the year over year percentage change in QVC’s results in constant currency(3) (where applicable) to the comparable figures calculated in accordance with GAAP due to the net impact of unfavorable exchange rate fluctuations.

g
(amounts in millions unless otherwise noted)	1Q16	1Q17	% Change		% Change Constant Currency(4)
QVC - International(1)
Financial Metrics
Revenue	$606	$595	(2)%		2%
Gross Margin	37.3%	38.1%	80	bps
Operating Income	$60	$69	15%		20%
Operating Income Margin (%)	9.9%	11.6%	170	bps
Adjusted OIBDA	$89	98	10%		15%
Adjusted OIBDA Margin (%)	14.7%	16.5%	180	bps
Operating Metrics
Average Selling Price			(6)%		(2)%
Units Sold			4%
eCommerce Revenue	$197	$210	7%		6%
eCommerce % of Total Revenue	32.5%	35.3%	280	bps
Mobile % of eCommerce Revenue(2)	58.6%	65.8%	720	bps
LTM Total Customers(3)	4.5	4.6	2%

(1)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.
(2)	Based on gross US Dollar orders.
(3)	LTM: Last twelve months.
(4)	For a definition of constant currency financial metrics, see the accompanying schedules.

In the first quarter of 2017, QVC’s International revenue reflected local currency gains in all markets except the UK. QVC International experienced constant currency growth in all categories except jewelry and electronics. Increases in operating income margin and adjusted OIBDA margin in constant currency primarily reflect lower fixed costs, higher product margins and customer service efficiencies, which were partially offset by higher commissions in the UK.

CNR Home Shopping Co., Ltd. ("CNRS"), QVC's joint venture in China, is being accounted for as an equity method investment, and as a result, QVC reported a $2 million reduction in net income for the quarter.

zulily

“While sales came in lower than expected, we were primarily challenged by comping the performance of a few large brands year-over-year, and we saw improved sales growth later in the quarter,” said zulily President and CEO Darrell Cavens. “We remain excited about our upcoming calendar, new customer acquisition strategies to grow our active customer base, and initiatives focused on delivering an exceptional customer experience.”

The following table provides zulily’s stand-alone financial and operating results for the first quarter of 2017.  The increase in revenue was primarily attributed to a 3% increase in total orders placed, driven by a 4% increase in the number of orders placed per active customer, partially offset by an increase in backlog due to timing of orders within the quarter.  An active customer is defined as an individual who has purchased at least once in the last twelve months, measured from the last date of a period.   Operating income margin and adjusted OIBDA margin decreased primarily due to higher supply chain expenses resulting from an increase in international demand, a variation in zulily’s product mix, higher personnel-related costs and higher technology-related expenses.

(amounts in millions unless otherwise noted)	1Q16	1Q17	% Change
zulily
Financial Metrics
Net Revenue	$355	$359	1%
Gross Margin	28.5%	26.7%	(180)	bps
Operating Income (Loss)	$(43)	$(38)	12%
Operating Income Margin (%)	(12.1)%	(10.6)%	(150)	bps
Adjusted OIBDA	$23	$15	(35)%
Adjusted OIBDA Margin (%)	6.5%	4.2%	(230)	bps
Operating Metrics
Mobile % of Total Orders	62.4%	67.0%	460	bps
LTM Total Customers(1)	5.0	4.9	(2)%

(1)	LTM: Last twelve months.

Share Repurchases

From February 1, 2017 through April 30, 2017, Liberty Interactive repurchased approximately 4.0 million Series A QVC Group shares (Nasdaq: QVCA) at an average cost per share of $19.20 for total cash consideration of $77 million.  Since the creation of the QVC Group stock (including its predecessor, Liberty Interactive Group) in May 2006, Liberty Interactive has repurchased shares for aggregate cash consideration of $7.1 billion, representing approximately 46% of the shares outstanding at the time of the creation of the QVC Group stock.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures common stock, were comprised of shares of the combined stocks.  The remaining repurchase authorization for Liberty Interactive as of May 1, 2017 is approximately $948 million, of which $298 million can be applied to repurchases of either QVC Group or Liberty Ventures common stock and $650 million can only be applied to Liberty Ventures common stock.

QVC Group has attributed to it Liberty Interactive’s subsidiaries, QVC, Inc. and zulily, llc, and Liberty Interactive’s interest in HSN.

LIBERTY VENTURES GROUP  – Approximately $9 million of corporate level SG&A expense (including stock-based compensation expense) was allocated to Liberty Ventures Group in the first quarter of 2017.

Subsequent to quarter end, on April 4, 2017, Liberty Interactive entered into an agreement and plan of reorganization with GCI, the largest communications provider in Alaska, whereby Liberty Interactive will acquire GCI through a reorganization in which certain Liberty Ventures Group assets and liabilities will be contributed to GCI in exchange for a controlling interest in GCI. The following provides a summary of the transactions. Additional information is available in the press release and Current Reports on Form 8-K as filed with the SEC relating to the transactions (collectively, the “Reference Documents”).

Liberty Interactive will contribute to GCI its entire equity interests in Liberty Broadband, Charter and LendingTree, together with the Evite operating business and certain other assets and liabilities (including, subject to certain conditions, Liberty Interactive’s equity interest in FTD) (the “Contribution”). Liberty Interactive will then effect a tax-free separation of its controlling interest in the combined company (to be named GCI Liberty, Inc. (“GCI Liberty”)) to the holders of Liberty Ventures common stock in full redemption of all outstanding shares of such stock. As a result, the QVC Group will become an asset-backed stock and it is expected that Liberty Interactive will be renamed QVC Group, Inc.

Holders of GCI Class A Common Stock and GCI Class B Common Stock each will receive (i) 0.63 of a share of reclassified GCI Class A Common Stock and (ii) 0.20 of a share of new GCI Series A preferred stock in exchange for each share of their existing GCI stock.  The exchange ratios were determined based on total consideration of $32.50 per share, comprised of $27.50 per share in reclassified GCI Class A Common Stock and $5.00 per share in newly issued GCI Preferred Stock, and a Liberty Ventures reference price of $43.65 (with no premium paid for shares of GCI Class B Common Stock).  The shares of GCI Preferred Stock will accrue dividends at an initial rate of 5% per annum (which would increase to 7% in connection with a future reincorporation of GCI Liberty in Delaware) and will be redeemable in cash upon the 21st anniversary of the closing.

Prior to the Contribution, Liberty Interactive will reattribute certain assets and liabilities from Liberty Ventures Group to QVC Group as described in the Reference Documents. Liberty Interactive will complete the reattribution using similar valuation methodologies to those used in connection with its previous reattributions, including taking into account the advice of its financial advisor.

Subsequent to quarter end, a subsidiary of GCI (the “Issuer”) completed a solicitation of consents from holders of certain of its bonds to amend documents governing those bonds (the “Indentures”). The consent allows the Indentures to, among other things, (i) permit the Issuer to be a Delaware limited liability company rather than a corporation as currently required, which would be effected through a merger with and into a new wholly owned limited liability company subsidiary of GCI, (ii) result in the reorganization transactions with Liberty Interactive not constituting a "Change of Control" requiring the Issuer to make an offer to repurchase certain of its bonds at a premium, and (iii) provide less restrictive covenants than those set forth in the Indentures with respect to certain actions of the Issuer and certain of its subsidiaries holding the Liberty Ventures businesses, assets and liabilities contributed by Liberty Interactive to GCI as part of the Contribution described above.

The transactions are subject to certain termination rights for Liberty Interactive and GCI as described in the Reference Documents. The transactions are expected to be completed during the first quarter of 2018, subject to customary closing conditions including, among other things, receipt of regulatory approval and the requisite stockholder approvals.

Share Repurchases

There were no repurchases of Liberty Ventures common stock (Nasdaq: LVNTA) from February 1, 2017 through April 30, 2017.  The remaining repurchase authorization for Liberty Interactive as of May 1, 2017 is approximately $948 million, of which $298 million can be applied to repurchases of either QVC Group or Liberty Ventures common stock and $650 million can only be applied to Liberty Ventures common stock.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty Interactive's businesses and assets other than those attributed to the QVC Group, including its interests in Liberty Broadband Corporation and FTD, Liberty Interactive’s subsidiary Evite, and minority interests in ILG, LendingTree and Charter Communications.

FOOTNOTES

1)

Liberty Interactive's President and CEO, Greg Maffei, will discuss these highlights and other matters on Liberty Interactive's earnings conference call which will begin at 10:30  a.m. (E.D.T.) on May 9, 2017.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.
3)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.

QVC GROUP FINANCIAL METRICS – QUARTER

(amounts in millions)	1Q16	1Q17	% Change
Revenue
QVC US	$1,407	$1,370	(3)%
QVC International(1)	606	595	(2)%
Total QVC revenue	2,013	1,965	(2)%
zulily	355	359	1%
Intergroup eliminations	(1)	(1)	-%
Total QVC Group Revenue	$2,367	$2,323	(2)%

Operating Income
QVC US	$201	$202	-%
QVC International(1)	60	69	15%
Total QVC operating income	261	271	4%
zulily	(43)	(38)	12%
Corporate and other	(12)	(7)	42%
Total QVC Group Operating Income	$206	$226	10%

Adjusted OIBDA
QVC US	$326	$336	3%
QVC International(1)	89	98	10%
Total QVC adjusted OIBDA	415	434	5%
zulily	23	15	(35)%
Corporate and other	(5)	(4)	20%
Total QVC Group Adjusted OIBDA	$433	$445	3%

Net Income and Adjusted Net Income
Total QVC Group net income	$94	$91	(3)%
Total QVC Group adjusted net income(2)	$180	$168	(6)%

China JV(3)
Revenue	$41	$42	2%
Adjusted OIBDA	$(1)	$(2)	(100)%

(amounts in millions)
QVCA Shares Outstanding	4/30/2016	4/30/2017
Outstanding A and B shares	481	451

(amounts in millions)	Quarter ended	Quarter ended
QVCA and QVCB Basic and Diluted Shares	3/31/2016	3/31/2017
Basic weighted average shares outstanding ("WASO")	485	453
Potentially dilutive shares	6	2
Diluted WASO	491	455

(1)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.
(2)	See reconciling schedule 4.
(3)	This joint venture is being accounted for as an equity investment.

NOTES

The following financial information with respect to Liberty Interactive's equity affiliates and available for sale securities is intended to supplement Liberty Interactive's condensed consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	12/31/2016	3/31/2017
HSN(1)	$687	$743
Total Attributed QVC Group	$687	$743

Charter(2)	$1,543	$1,754
FTD(3)	243	205
Liberty Broadband(2)	3,161	3,688
LendingTree(4)	281	348
Other public holdings(2)	304	350
Total Attributed Liberty Ventures Group	$5,532	$6,345

(1)

Represents fair value of the investment in HSN attributed to QVC Group.  In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the attributed balance sheet of QVC Group at historical carrying value which aggregated $184 million and $194 million at December 31, 2016 and March 31, 2017, respectively.

(2)	Represents fair value of the investments in Charter, Liberty Broadband and other public holdings attributed to Liberty Ventures Group, which are accounted for at fair value.
(3)

Represents fair value of the investment in FTD attributed to Liberty Ventures Group.  In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the attributed balance sheet of Liberty Ventures Group at historical carrying value which aggregated $216 million and $212 million at December 31, 2016 and March 31, 2017, respectively.

(4)

Represents fair value of the investment in LendingTree attributed to Liberty Ventures Group.  In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the attributed balance sheet of Liberty Ventures Group at historical carrying values which aggregated $31 million and $33 million at December 31, 2016 and March 31, 2017, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	12/31/2016	3/31/2017
Cash and Liquid Investments Attributable to:
QVC Group	$338	$379
Liberty Ventures Group	487	442
Total Liberty Consolidated Cash and Liquid Investments	$825	$821

Debt:
Senior notes and debentures(1)	$791	$791
Senior exchangeable debentures(2)	1	1
QVC senior notes(1)	3,550	3,550
QVC bank credit facility	1,896	1,699
Other	174	180
Total Attributed QVC Group Debt	$6,412	$6,221
Unamortized discount, fair market value adjustment and deferred loan costs	(37)	(37)
Total Attributed QVC Group Debt (GAAP)	$6,375	$6,184

Senior exchangeable debentures(2)	1,959	1,955
Total Attributed Liberty Ventures Group Debt	$1,959	$1,955
Fair market value adjustment	(292)	(209)
Total Attributed Liberty Ventures Group Debt (GAAP)	$1,667	$1,746

Total Liberty Interactive Corporation Debt (GAAP)	$8,042	$7,930

(1)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
(2)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the QVC Group increased $41 million in the first quarter.  Share repurchases,  net debt repayments and capital expenditures were more than offset by cash provided from operations.  Total debt attributed to the QVC Group decreased by $191 million primarily due to repayments on QVC’s credit facility.

Total cash and liquid investments attributed to the Liberty Ventures Group decreased $45 million, primarily due to additional cost and equity investments related to green energy and other minority investments and net repayments on outstanding debt. Total debt attributed to Liberty Ventures Group decreased by $4 million due to net repayments on outstanding debt.

Important Notice: Liberty Interactive (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) President and CEO, Greg Maffei, will discuss Liberty Interactive's earnings release on a conference call which will begin at 10:30  a.m. (E.D.T.) on May 9, 2017.  The call can be accessed by dialing (844) 307-2219 or (678) 509-7635 at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertyinteractive.com/events.  Links to this press release and replays of the call will also be available on Liberty Interactive's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, market conditions, sales demand, the proposed acquisition of GCI by Liberty Interactive and the proposed split-off of GCI and certain Liberty Ventures Group assets and liabilities (the “proposed split-off” and together with the proposed acquisition of GCI, the “proposed transactions”), the timing of the proposed transactions, the contemplated reincorporation of GCI Liberty, the renaming of Liberty Interactive, new service and product offerings, the monetization of our non-core assets, the continuation of our stock repurchase program, the estimated liabilities under exchangeable debentures and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities, the satisfaction of conditions to the proposed transactions and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, the QVC Group, QVC (and certain of its subsidiaries), zulily and the Liberty Ventures Group together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income, which is a non-GAAP financial measure, for QVC Group. Liberty Interactive defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit).

Liberty Interactive believes adjusted net income is an important indicator of financial performance, in particular for QVC Group, due to the impact of purchase accounting amortization.  Because adjusted net income is used as a measure of overall financial performance, Liberty Interactive views net income as the most directly comparable GAAP measure.  Adjusted net income is not meant to replace or supersede net income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) calculated in accordance with GAAP for QVC Group (Schedule 4).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for QVC Group.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Liberty Interactive believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC Group, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy, Japan and France, as well as its JV in China.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of QVC Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, December 31, 2016 and March 31, 2017, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q16	2Q16	3Q16	4Q16	1Q17
QVC Group
Adjusted OIBDA	433	487	406	610	445
Depreciation and amortization	(209)	(214)	(219)	(208)	(207)
Stock compensation expense	(18)	(19)	(20)	(18)	(12)
Operating Income	$206	$254	$167	$384	$226

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and zulily  to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, December 31, 2016 and March 31, 2017,  respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q16	2Q16	3Q16	4Q16	1Q17
QVC Group
QVC Adjusted OIBDA
QVC US	$326	$363	$308	$438	$336
QVC International	89	100	85	131	98

Consolidated QVC adjusted OIBDA	415	463	393	569	434
Depreciation and amortization	(148)	(146)	(154)	(157)	(157)
Stock compensation	(6)	(10)	(8)	(8)	(6)
QVC Operating Income	$261	$307	$231	$404	$271

zulily
Adjusted OIBDA	$23	$31	$18	$40	$15
Depreciation and amortization	(61)	(68)	(65)	(51)	(50)
Stock compensation	(5)	(6)	(5)	(3)	(3)
zulily Operating Income (Loss)	$(43)	$(43)	$(52)	$(14)	$(38)

SCHEDULE 3

The following table provides a reconciliation of adjusted OIBDA for QVC Group and the Liberty Ventures Group to the Liberty Interactive Corporation operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, December 31, 2016 and March 31, 2017, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q16	2Q16	3Q16	4Q16	1Q17

QVC Group adjusted OIBDA	$433	$487	$406	$610	$445
Liberty Ventures Group adjusted OIBDA	4	8	(4)	(5)	(8)
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$437	$495	$402	$605	$437
Depreciation and amortization	(217)	(221)	(225)	(211)	(208)
Stock compensation	(31)	(24)	(20)	(22)	(16)
Consolidated Liberty Interactive Corp. Operating Income	$189	$250	$157	$372	$213

SCHEDULE 4

The following table provides a reconciliation of QVC Group's adjusted net income to its net income calculated in accordance with GAAP for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, December 31, 2016 and March 31, 2017, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q16	2Q16	3Q16	4Q16	1Q17	LTM
QVC Group
Net income	$94	$130	$61	$188	$91	$470
QVC purchase accounting amort., net deferred tax benefit (1)	50	50	50	49	49	198
zulily purchase accounting amort., net deferred tax benefit (2)	36	38	37	29	28	132
QVC Group adjusted net income	$180	$218	$148	$266	$168	$800

QVCA/B shares outstanding as of April 30, 2017						451
Adjusted LTM earnings per share						$1.78

(1)

Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of QVC, net of book deferred tax benefit (gross non-cash, non-tax deductible purchase accounting amortization is expected to be  $211  million for the twelve months ending December 31, 2017. The majority of the intangible assets established in purchase accounting as a result of the acquisition will be fully amortized by the end of the third quarter of 2017).

(2)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of zulily, net of book deferred tax benefit.

LIBERTY INTERACTIVE CORPORATION

BALANCE SHEET INFORMATION

March 31, 2017 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$379	442	821
Trade and other receivables, net	933	36	969
Inventory, net	1,050	—	1,050
Other current assets	78	2	80
Total current assets	2,440	480	2,920
Investments in available-for-sale securities and other cost investments	4	2,181	2,185
Investments in affiliates, accounted for using the equity method	233	334	567
Investment in Liberty Broadband measured at fair value	—	3,688	3,688
Property and equipment, net	1,123	1	1,124
Intangible assets not subject to amortization	9,347	30	9,377
Intangible assets subject to amortization, net	858	4	862
Other assets, at cost, net of accumulated amortization	35	—	35
Total assets	$14,040	6,718	20,758
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$172	(172)	—
Accounts payable	727	—	727
Accrued liabilities	579	22	601
Current portion of debt	15	902	917
Other current liabilities	178	2	180
Total current liabilities	1,671	754	2,425
Long-term debt	6,169	844	7,013
Deferred income tax liabilities	1,111	2,800	3,911
Other liabilities	165	(3)	162
Total liabilities	9,116	4,395	13,511
Equity/Attributed net assets (liabilities)	4,830	2,332	7,162
Non-controlling interests in equity of subsidiaries	94	(9)	85
Total liabilities and equity	$14,040	6,718	20,758

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended March 31, 2017 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Total revenue, net	$2,323	4	2,327

Operating costs and expenses:
Cost of sales	1,505	—	1,505
Operating	148	3	151
Selling, general and administrative, including stock-based compensation	237	13	250
Depreciation and amortization	207	1	208
	2,097	17	2,114
Operating income (loss)	226	(13)	213

Other income (expense):
Interest expense	(75)	(15)	(90)
Share of earnings (losses) of affiliates, net	14	(41)	(27)
Realized and unrealized gains (losses) on financial instruments, net	(1)	702	701
Other, net	(2)	3	1
	(64)	649	585
Earnings (loss) from continuing operations before income taxes	162	636	798
Income tax benefit (expense)	(59)	(220)	(279)
Net earnings (loss) from continuing operations	103	416	519
Less net earnings (loss) attributable to noncontrolling interests	12	—	12
Net earnings (loss) attributable to Liberty stockholders	$91	416	507

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended March 31, 2016 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Total revenue, net	$2,367	143	2,510

Operating costs and expenses:
Cost of sales	1,535	91	1,626
Operating	153	17	170
Selling, general and administrative, including stock-based compensation	264	44	308
Depreciation and amortization	209	8	217
	2,161	160	2,321
Operating income (loss)	206	(17)	189

Other income (expense):
Interest expense	(76)	(17)	(93)
Share of earnings (losses) of affiliates, net	21	(18)	3
Realized and unrealized gains (losses) on financial instruments, net	(1)	(6)	(7)
Other, net	5	33	38
	(51)	(8)	(59)
Earnings (loss) from continuing operations before income taxes	155	(25)	130
Income tax benefit (expense)	(53)	15	(38)
Net earnings (loss) from continuing operations	102	(10)	92
Earnings (loss) from discontinued operations	—	(16)	(16)
Net earnings (loss)	102	(26)	76
Less net earnings (loss) attributable to noncontrolling interests	8	—	8
Net earnings (loss) attributable to Liberty stockholders	$94	(26)	68

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2017- (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$103	416	519
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	207	1	208
Stock-based compensation	12	4	16
Share of (earnings) losses of affiliates, net	(14)	41	27
Cash receipts from return on equity investments	7	—	7
Realized and unrealized gains (losses) on financial instruments, net	1	(702)	(701)
(Gains) losses on dispositions	2	(2)	—
Deferred income tax (benefit) expense	(25)	280	255
Other, net	2	1	3
Intergroup tax allocations	60	(60)	—
Changes in operating assets and liabilities
Current and other assets	244	10	254
Payables and other current liabilities	(154)	(8)	(162)
Net cash provided (used) by operating activities	445	(19)	426

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	—	(21)	(21)
Capital expended for property and equipment	(29)	(1)	(30)
Other investing activities, net	(1)	—	(1)
Net cash provided (used) by investing activities	(30)	(22)	(52)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	499	—	499
Repayments of debt	(699)	(5)	(704)
Repurchases of QVC Group common stock	(152)	—	(152)
Withholding taxes on net settlements of stock-based compensation	(4)	—	(4)
Other financing activities, net	(27)	1	(26)
Net cash provided (used) by financing activities	(383)	(4)	(387)
Effect of foreign currency rates on cash	9	—	9
Net increase (decrease) in cash and cash equivalents	41	(45)	(4)
Cash and cash equivalents at beginning of period	338	487	825
Cash and cash equivalents at end period	$379	442	821

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2016 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$102	(26)	76
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	—	16	16
Depreciation and amortization	209	8	217
Stock-based compensation	18	13	31
Cash payments for stock based compensation	—	(10)	(10)
Share of losses (earnings) of affiliates, net	(21)	18	(3)
Cash receipts from return on equity investments	6	3	9
Realized and unrealized gains (losses) on financial instruments, net	1	6	7
Deferred income tax (benefit) expense	(30)	36	6
Other, net	(6)	(30)	(36)
Intergroup tax allocation	49	(49)	—
Intergroup tax (payments) receipts	(54)	54	—
Changes in operating assets and liabilities
Current and other assets	268	13	281
Payables and other current liabilities	(297)	(3)	(300)
Net cash provided (used) by operating activities	245	49	294

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions	—	9	9
Investments in and loans to cost and equity investees	—	(22)	(22)
Capital expended for property and equipment	(43)	(8)	(51)
Purchases of short term and other marketable securities	—	(116)	(116)
Sales of short term and other marketable securities	12	413	425
Other investing activities, net	(13)	1	(12)
Net cash provided (used) by investing activities	(44)	277	233

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	515	108	623
Repayments of debt	(438)	(160)	(598)
Repurchases of QVC Group common stock	(238)	—	(238)
Withholding taxes on net settlements of stock-based compensation	(7)	(1)	(8)
Other financing activities, net	(6)	1	(5)
Net cash provided (used) by financing activities	(174)	(52)	(226)
Effect of foreign currency rates on cash	(13)	—	(13)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	6	6
Cash provided (used) by investing activities	—	—	—
Cash provided (used) by financing activities	—	—	—
Change in available cash held by discontinued operations	—	—	—
Net cash provided (used) by discontinued operations	—	6	6
Net increase (decrease) in cash and cash equivalents	14	280	294
Cash and cash equivalents at beginning of period	426	2,023	2,449
Cash and cash equivalents at end period	$440	2,303	2,743